Exhibit (a)(35)

AMENDMENT NO. 32 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Establishment of New Series

Effective: November 21, 2019

THIS AMENDMENT NO. 32 TO THE DECLARATION OF TRUST OF VOYA

SEPARATE PORTFOLIOS TRUST ("VSPT"), a Delaware statutory trust, dated March 2, 2007, as amended (the "Declaration of Trust"), reflects resolutions adopted by the Board of Trustees of VSPT on November 21, 2019, with respect to Voya Target Retirement 2065 Fund, a new series of VSPT, acting pursuant to the Declaration of Trust, including Article III, Section 6 and Article X, Section 1 of VSPT's Declaration of Trust. These resolutions serve to establish and designate the new series of VSPT.

VOYA SEPARATE PORTFOLIOS TRUST

SECRETARY'S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Separate Portfolios Trust ("VSPT"), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of

VSPT at a meeting held on November 21, 2019 with regard to the establishment of Voya Target

Retirement 2065 Fund of VSPT:

RESOLVED, that pursuant to the Declaration of Trust, dated March 2, 2007, as amended (the "Declaration of Trust") of Voya Separate Portfolios Trust ("VSPT"), a Delaware statutory trust, including Article III, Section 6 and Article X, Section 1 of the Declaration of Trust, the establishment of an additional series of VSPT designated as Voya Target Retirement 2065 Fund (the "2065Fund"), or a substantially similar name, be, and it hereby is, approved;

FURTHER RESOLVED, that the 2065 Fund shall have the relative rights, preferences and characteristics (including conversion of share classes) specified in the Declaration of Trust and registration statement on Form N-1A (as amended from time to time), except that subject to compliance with the Investment Company Act of 1940, as amended, and the satisfaction of the conditions described in these resolutions, and without any action by the shareholders of the 2065 Fund, VSPT, on behalf of the 2065 Fund, and all existing and future classes, as set forth below shall effect the transaction described below (the "Reorganization"):

As of the close of business on a date set by the Board of Trustees (the "Board") of Voya Separate Portfolios Trust, and pursuant to an agreement and plan of reorganization ("Reorganization Plan"), the form of which shall be presented to the Board for approval: (i) the assets and liabilities belonging to each class of the shares of Voya Target Retirement 2065 Fund shall, as provided in the Reorganization Plan, automatically be exchanged for that number of shares of the class or classes of Voya Target In-Retirement Fund approved by the Board and having the aggregate net asset value equal to the aggregate net asset value of the shares of the pertinent class or classes of the Voya Target Retirement 2065 Fund, and (ii) such shares of Voya Target In- Retirement Fund shall be issued and distributed to the holders of the respective class or classes of shares of Voya Target Retirement 2065 Fund in complete liquidation of Voya Target Retirement 2065 Fund.

FURTHER RESOLVED, that the officers of VSPT be, and each hereby is, authorized, with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to prepare, execute and deliver an Amendment to the Declaration of Trust to establish the 2065 Fund, to be effective on a date deemed appropriate by the officers of VSPT; and

FURTHER RESOLVED, that shares of the 2065 Fund be qualified or registered for sale in various states and other jurisdictions, that the officers of VSPT be, and each hereby is, authorized to determine the states and other jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of said shares as said officers may deem advisable; and that the officers of VSPT be, and each hereby is, authorized to perform in the name and on behalf of VSPT any and all such acts as such officer may deem necessary or desirable in order to comply with the applicable laws of any such states and jurisdictions.

/s/ Huey P. Falgout, Jr.

Huey P. Falgout, Jr.

Secretary

Dated: November 21, 2019